                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE - MAY 20, 2003

         NS GROUP CALLS REMAINING $16.8 MILLION IN SENIOR SECURED NOTES

(NEWPORT, KENTUCKY - MAY 20, 2003) NS Group, Inc. announced today that it has instructed Huntington National Bank, the trustee under the company's senior secured note indenture, to make an early redemption call for the remaining $16.8 million of its 13 1/2 percent senior secured notes due July 15, 2003. The redemption, which iS expected to occur on or about June 23, 2003, is at par plus accrued interest.

The company also announced that it has amended its revolving credit facility agreement to provide for increased financial flexibility. Availability reserves associated with the facility are being modified to increase the company's borrowing ability by $15 million. The amendment also provides to the credit facility lender a security interest in substantially all of the property, plant and equipment of the company, reduces the overall size of the facility by $5 million to $45 million and adds a financial covenant. The amendment becomes effective upon satisfaction of certain conditions including redemption of the senior secured notes.

Rene J. Robichaud, president and chief executive officer commented, "We are pleased to have called the remaining senior secured notes. The amended credit facility will provide us with additional financial flexibility while enabling us to borrow at today's favorable interest rates."

NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. These products are used in the drilling, exploration and transmission of oil and natural gas. The company's tubular products are marketed primarily in the United States and certain foreign markets. NS Group is traded on the NYSE under the symbol NSS. To learn more about NS Group log on to www.nsgrouponline.com.

This report contains forward-looking information with respect to the company's operations and beliefs. Actual results may differ from these forward-looking statements due to numerous factors, including those discussed in the company's filings with the Securities and Exchange Commission. NS Group does not undertake any obligations to update or revise its forward-looking statements.

                               ##################

CONTACT:          LINDA A. PLEIMAN
                  DIRECTOR OF INVESTOR RELATIONS AND CORPORATE COMMUNICATIONS NS GROUP, INC.
                  (859) 292-6814
                  www.nsgrouponline.com